Exhibit 99

1700 Lincoln, Suite 4700 Denver, CO 80203‑4547 Phone: 303‑837‑1661 FAX: 303‑861‑4023

News Release

Company Contact: Eric K. Hagen	November 5, 2019
Title: Vice President, Corporate Affairs	For immediate release
Phone: 303‑837‑1661
Email: Eric.Hagen@whiting.com

Whiting Petroleum Corporation Announces Third Quarter 2019

Financial and Operating Results

•	Delivered Oil Production Above Mid-Point of Guidance, Despite Adverse Weather
•	Capital Spending Below Low End of Company’s Guidance Range
•	Anticipating Free Cash Flow Generation in the Fourth Quarter
•	Maintained $1.75 Billion of Credit Facility Commitments Following Redetermination of Borrowing Base
•	Successfully Tendered for $300 Million and Repurchased $100 Million of Near-Term Debt Maturities at a Discount
•	Reaffirms Full-Year 2019 Production Guidance; Tightens Range for Full-Year 2019 Capital Expenditure Guidance to $810 - $830 Million

DENVER – November 5, 2019 – Whiting Petroleum Corporation (NYSE: WLL) today announced its financial and operating results for the third quarter of 2019.

In the third quarter, Whiting delivered oil production of 80,880 barrels per day, despite adverse weather conditions and ongoing gas and natural gas liquid (NGL) infrastructure and processing constraints.  The Company maintained strong capital spending discipline, with capital expenditures in the third quarter below the Company’s previously announced guidance range.

Bradley J. Holly, Whiting’s Chairman, President and CEO commented, “Today, Whiting is more energized than ever as we continue our hard work to position the Company for near- and long-term success. As part of our value-based strategy – and following significant organizational changes – we are a more focused company committed to operational efficiency and disciplined capital allocation to improve returns for investors.”

Holly added, “In the third quarter, we took decisive steps to streamline operations, improve cash flow and strengthen our financial position. From an operations standpoint, we have increased communication and efficiency throughout the organization, which contributed to solid production results despite challenging operating conditions. Improved planning processes and enhanced technology enabled us to deliver on our commitments while controlling capital spending.  We remain on track to achieve our full-year 2019 production targets while reducing lease operating expenses over the coming quarters and intend to build on our results to drive further performance improvement and generate free cash flow.  In addition, we are tightening the range for our full-year capital expenditure guidance to recognize the benefits of more efficient execution of our capital plan.  This reflects enhanced drilling and completion efficiency in the field driven by new technologies and design optimization.”

Operations Update

During the third quarter, heavy rain and flooding across Whiting’s properties resulted in road closures and restricted activity.  Whiting’s field operations took preemptive steps to prepare well sites, allowing for uninterrupted operations at some locations and expedited recovery at others, which resulted in the Company achieving its quarterly production goal.  Consistent with its plan, Whiting put on production 39 wells during the third quarter and remains on track to put on production 31 wells in the fourth quarter.

Whiting continued to deliver strong incremental project results during the quarter that set the stage for multi-year drilling programs with attractive and stable returns.

•

Sanish Field: Whiting re-entered the Sanish field in 2017 based on extensive technical evaluation that indicated the potential for higher levels of resource recovery.  Its initial project, the McNamara infill pilot validated this analysis.  Results confirmed that with the application of new technology, it was possible to double the recovery of oil in place.  Subsequent to the McNamara project, which is located in southeastern Sanish, Whiting delivered successful infill tests at its Sprague project in southwestern Sanish and Pod 8 infill pilots in northern Sanish.  Results have been consistently strong, characterized by a significant increase in oil recovery, positive parent to child well interactions and attractive project level returns.

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During the third quarter, Whiting brought on the Pod 9 infill pilot located in the northwest portion of the field.  At Pod 9, Whiting drilled nine Bakken wells in an area that had eleven parent Bakken wells.  Results have been strong with the average well producing 760 barrels of oil equivalent per day (BOE/d) over the first 90 days and continuing to produce with little to no decline.  The new wells are producing above the parent wells, and the parent wells are producing above their prior trend due to positive stimulation from child wells.  With Pod 9, Whiting has completed four successful infill pilots that span the field and demonstrate the potential for a full-scale redevelopment program.

•

Foreman Butte: Whiting acquired the Forman Butte property in 2018.  The Company has completed its delineation program and established production from its first 17 wells in the field.  These wells have produced at an average per well rate of 695 BOE/d over the first 70 days, 2.5x above the early generation wells drilled in the area.  Whiting is currently working with third-parties to install gathering infrastructure in preparation for full field development.

In the third quarter, Whiting introduced multiple cost-saving initiatives focused on lease operating expense (LOE) reduction.  Among the most impactful are cost optimization of chemical and freshwater programs, renegotiation of saltwater disposal contracts and an enhanced focus on cost effective utilization of rental equipment.  Whiting intends to fully realize the savings from these programs throughout 2020 and estimates it could reduce absolute LOE by 10% to 15% compared to 2019 levels.

Financial Update

During the third quarter, Whiting executed on multiple initiatives to enhance its financial flexibility.  The Company successfully completed a cash tender offer for $300 million of its 2020 convertible notes using proceeds from its credit facility.  It also recently repurchased $100 million of debt in the open market at an average discount of 4.7%.  In addition, Whiting maintained $1.75 billion of commitments under its credit facility following redetermination by the lenders of a $2.05 billion borrowing base.

Capital Expenditure Summary and Outlook for Full-Year 2019

During the third quarter, Whiting’s capital expenditures totaled $225 million.  This includes $22.6 million for non-operated drilling and completions.  Looking to the fourth quarter, Whiting forecasts a decline in capital spending to $134 - $154 million as a significant portion of the capital for wells being put on production during the fourth quarter was incurred in the third quarter and as activity declines seasonally. The Company also forecasts a reduction in LOE per barrel of oil (BOE) as it continues to realize the benefits of its reorganization and ongoing field initiatives. The Company expects to generate free cash flow at current strip commodity prices in the fourth quarter of 2019.

The following table provides guidance for the full-year 2019 based on current forecasts, including Whiting’s revised full-year capital budget of $810 to $830 million.

Full-Year Guidance 2019
Production (MMBOE) (1)	45.0 - 46.5
Capital Expenditures (MM)	$ 810 - $ 830
Lease operating expense per BOE	$ 7.15 - $ 7.55
Transportation, gathering, compression and other per BOE	$ 0.80 - $ 1.05
General and administrative expense per BOE (2)	$ 2.55 - $ 2.85
Interest expense per BOE	$ 4.00 - $ 4.40
Depreciation, depletion and amortization per BOE	$17.50 - $18.50
Production and ad valorem taxes (% of sales revenue)	8.5% - 9.0%
Oil price differential to NYMEX per Bbl (3)	($7.00) - ($7.75)
Gas price differential to NYMEX per Mcf	($1.75) - ($2.25)

(1)Adjusted for announced asset sales of 703 BOE/d.

(2)Includes a one-time reorganization charge of approximately $8 million, which the Company realized in the third quarter of 2019.

(3)Does not include the effects of NGLs.

Selected Operating and Financial Statistics

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2019	2018	2019	2018
Selected operating statistics:
Production
Oil (MBbl)	7,441	7,911	22,435	23,362
NGLs (MBbl)	1,830	1,912	5,709	5,610
Natural gas (MMcf)	12,536	12,093	38,167	34,703
Total production (MBOE)	11,361	11,839	34,506	34,756
Average prices
Oil (per Bbl):
Price received	$49.71	$64.70	$50.51	$61.99
Effect of crude oil hedging (1)	1.41	(7.88)	0.66	(6.01)
Realized price (2)	$51.12	$56.82	$51.17	$55.98
Weighted average NYMEX price (per Bbl) (3)	$56.43	$69.52	$56.99	$66.80
NGLs (per Bbl):
Realized price	$3.07	$22.22	$6.09	$20.32
Natural gas (per Mcf):
Realized price	$0.03	$1.02	$0.62	$1.32
Weighted average NYMEX price (per MMBtu) (3)	$2.29	$2.88	$2.62	$2.93
Selected operating metrics
Sales price, net of hedging ($ per BOE)	$34.01	$42.60	$34.96	$42.22
Lease operating ($ per BOE)	7.51	6.31	7.43	6.63
Transportation, gathering, compression and other ($ per BOE)	0.98	1.08	0.93	1.02
Depreciation, depletion and amortization ($ per BOE)	18.58	16.64	17.74	16.81
General and administrative ($ per BOE)	2.63	2.69	2.82	2.73
Production and ad valorem taxes (% of sales revenue)	9%	9%	9%	8%

(1)Whiting received $10 million and paid $62 million in pre-tax cash settlements on crude oil hedges during the three months ended September 30, 2019 and 2018, respectively, and received $15 million and paid $141 million in pre-tax cash settlements on crude oil hedges during the nine months ended September 30, 2019 and 2018, respectively. A summary of Whiting’s outstanding hedges is included later in this news release.

(2)Whiting’s realized prices were reduced by $2.38 and $1.30 per Bbl during the three months ended September 30, 2019 and 2018, respectively, and $2.05 and $1.17 per Bbl during the nine months ended September 30, 2019 and 2018, respectively, due to the Redtail deficiency payments. This contract ends in April 2020.

(3)Average NYMEX prices weighted for monthly production volumes.

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2019	2018	2019	2018
Selected financial data:
(In thousands, except per share data)
Total operating revenues	$375,891	$566,695	$1,191,644	$1,608,181
Total operating expenses	351,253	397,330	1,147,122	1,290,855
Total other expense, net	43,705	47,965	139,574	178,794
Net income (loss)	(19,067)	121,400	(93,679)	138,532
Per basic share	(0.21)	1.33	(1.03)	1.52
Per diluted share	(0.21)	1.32	(1.03)	1.51
Adjusted net income (loss) (1)	(35,148)	84,716	(57,821)	225,714
Per basic share	(0.38)	0.93	(0.63)	2.48
Per diluted share	(0.38)	0.92	(0.63)	2.46
Net cash provided by operating activities	138,992	263,756	520,925	807,036
Net cash used in investing activities	(148,804)	(315,132)	(571,449)	(717,432)
Net cash provided by (used in) financing activities	3,132	48,950	36,917	(954,796)
Discretionary cash flow (2)	178,527	298,390	603,441	858,990
Adjusted EBITDAX (1)	229,133	337,919	731,646	982,397

(1)Reconciliations of net income (loss) to adjusted net income (loss) and adjusted EBITDAX are included later in this news release.

(2)A  reconciliation of net cash provided by operating activities to discretionary cash flow is included later in this news release.

Third Quarter and First Nine Months 2019 Costs and Margins

A summary of cash revenues and cash costs on a per BOE basis is as follows:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2019	2018	2019	2018
Sales price, net of hedging	$34.01	$42.60	$34.96	$42.22
Lease operating expense	7.51	6.31	7.43	6.63
Transportation, gathering, compression and other	0.98	1.08	0.93	1.02
Production and ad valorem tax	3.10	4.22	2.98	3.86
Cash general & administrative	2.94	2.34	2.68	2.44
Exploration	0.73	0.44	0.82	0.46
Cash interest expense	3.56	3.44	3.52	3.64
	$15.19	$24.77	$16.60	$24.17

Commodity Derivative Contracts

Whiting is 67% hedged for the remainder of 2019 and 59% hedged for the first half of 2020 as a percentage of September 2019 production.

The following summarizes Whiting’s crude oil hedges as of September 30, 2019:

		Contracted Crude	Weighted Average	As a Percentage of
Derivative	Hedge	(Average Bbls	NYMEX Price	September 2019
Instrument	Period	per Month)	(Per Bbl)	Oil Production
Swaps			Fixed Price
	Oct - Dec 2019	737,000	$61.02	30.3%
	Jan - Mar 2020	469,667	$58.27	19.3%
	Apr - Jun 2020	424,667	$58.37	17.5%
	Jul - Sep 2020	61,333	$55.33	2.5%
	Oct - Dec 2020	61,333	$55.33	2.5%

Collars			Floor/Ceiling
	Oct - Dec 2019	900,000	$52.56 - $75.17	37.0%
	Jan - Mar 2020	121,333	$55.00 - $67.33	5.0%
	Apr - Jun 2020	121,333	$55.00 - $67.33	5.0%

Three-way collars (1)			Sub-Floor/Floor/Ceiling
	Jan - Mar 2020	151,667	$45.00 - $55.00 - $65.00	6.2%
	Apr - Jun 2020	151,667	$45.00 - $55.00 - $65.00	6.2%
	Jul - Sep 2020	153,333	$45.00 - $55.00 - $65.00	6.3%
	Oct - Dec 2020	153,333	$45.00 - $55.00 - $65.00	6.3%

Call option (2)			Strike Price
	Jan - Mar 2021	30,000	$65.00	1.2%
	Apr - Jun 2021	30,333	$65.00	1.2%
	Jul - Sep 2021	30,667	$65.00	1.3%
	Oct - Dec 2021	30,667	$65.00	1.3%

(1)A three-way collar is a combination of options: a sold call, a purchased put and a sold put. The sold call establishes a maximum price (ceiling) we will receive for the volumes under contract. The purchased put establishes a minimum price (floor), unless the market price falls below the sold put (sub-floor), at which point the minimum price would be NYMEX plus the difference between the purchased put and the sold put strike price. Whiting is contracted to pay deferred premiums related to certain three-way collars at each settlement date. The weighted average premium for all three-way collars was $1.84 per Bbl as of September 30, 2019.

(2)This derivative instrument is a sold call option.

Selected Financial Data

For further information and discussion on the selected financial data below, please refer to Whiting Petroleum Corporation’s Quarterly Report on Form 10‑Q for the quarter ended September 30, 2019 to be filed with the Securities and Exchange Commission.

WHITING PETROLEUM CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS (unaudited)

(in thousands)

	September 30,	December 31,
	2019	2018
ASSETS
Current assets:
Cash and cash equivalents	$-	$13,607
Accounts receivable trade, net	294,422	294,468
Derivative assets	45,038	68,342
Prepaid expenses and other	15,854	22,009
Total current assets	355,314	398,426
Property and equipment:
Oil and gas properties, successful efforts method	12,717,762	12,195,659
Other property and equipment	176,705	134,212
Total property and equipment	12,894,467	12,329,871
Less accumulated depreciation, depletion and amortization	(5,528,511)	(5,003,509)
Total property and equipment, net	7,365,956	7,326,362
Other long-term assets	53,611	34,785
TOTAL ASSETS	$7,774,881	$7,759,573

		(Continued)

WHITING PETROLEUM CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS (unaudited)

(in thousands)

	September 30,	December 31,
	2019	2018
LIABILITIES AND EQUITY
Current liabilities:
Current portion of long-term debt	$256,018	$-
Accounts payable trade	52,054	42,520
Revenues and royalties payable	200,174	228,284
Accrued capital expenditures	130,017	73,178
Accrued liabilities and other	65,048	69,013
Accrued interest	33,383	55,080
Accrued lease operating expenses	47,077	37,499
Taxes payable	22,742	31,357
Total current liabilities	806,513	536,931
Long-term debt	2,605,023	2,792,321
Asset retirement obligations	132,381	131,544
Operating lease obligations	33,596	-
Deferred income taxes	-	1,373
Other long-term liabilities	27,411	27,088
Total liabilities	3,604,924	3,489,257
Commitments and contingencies
Equity:
Common stock, $0.001 par value, 225,000,000 shares authorized; 91,761,220 issued and 91,299,706 outstanding as of September 30, 2019 and 92,067,216 issued and 91,018,692 outstanding as of December 31, 2018	92	92
Additional paid-in capital	6,407,490	6,414,170
Accumulated deficit	(2,237,625)	(2,143,946)
Total equity	4,169,957	4,270,316
TOTAL LIABILITIES AND EQUITY	$7,774,881	$7,759,573

		(Concluded)

WHITING PETROLEUM CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited)

(in thousands, except per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2019	2018	2019	2018
OPERATING REVENUES
Oil, NGL and natural gas sales	$375,891	$566,695	$1,191,644	$1,608,181
OPERATING EXPENSES
Lease operating expenses	85,320	74,690	256,384	230,434
Transportation, gathering, compression and other	11,176	12,842	32,145	35,450
Production and ad valorem taxes	35,220	49,989	102,796	133,991
Depreciation, depletion and amortization	211,025	197,006	612,166	584,219
Exploration and impairment	10,890	12,479	44,045	41,552
General and administrative	29,890	31,901	97,437	94,982
Derivative (gain) loss, net	(30,597)	21,063	7,431	177,210
Loss on sale of properties	595	230	1,681	1,716
Amortization of deferred gain on sale	(2,266)	(2,870)	(6,963)	(8,699)
Total operating expenses	351,253	397,330	1,147,122	1,290,855
INCOME FROM OPERATIONS	24,638	169,365	44,522	317,326
OTHER INCOME (EXPENSE)
Interest expense	(48,447)	(48,328)	(145,274)	(149,558)
Gain (loss) on extinguishment of debt	4,598	-	4,598	(31,968)
Interest income and other	144	363	1,102	2,732
Total other expense	(43,705)	(47,965)	(139,574)	(178,794)
INCOME (LOSS) BEFORE INCOME TAXES	(19,067)	121,400	(95,052)	138,532
INCOME TAX BENEFIT
Total income tax benefit	-	-	(1,373)	-
NET INCOME (LOSS)	$(19,067)	$121,400	$(93,679)	$138,532
INCOME (LOSS) PER COMMON SHARE
Basic	$(0.21)	$1.33	$(1.03)	$1.52
Diluted	$(0.21)	$1.32	$(1.03)	$1.51
WEIGHTED AVERAGE SHARES OUTSTANDING
Basic	91,299	90,967	91,274	90,934
Diluted	91,299	91,823	91,274	91,862

WHITING PETROLEUM CORPORATION

Reconciliation of Net Income (Loss) to Adjusted Net Income (Loss)

(in thousands, except per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2019	2018	2019	2018
Net income (loss)	$(19,067)	$121,400	$(93,679)	$138,532
Adjustments:
Amortization of deferred gain on sale	(2,266)	(2,870)	(6,963)	(8,699)
Loss on sale of properties	595	230	1,681	1,716
Impairment expense	2,550	7,302	15,729	25,612
(Gain) loss on extinguishment of debt	(4,598)	-	(4,598)	31,968
Total measure of derivative (gain) loss reported under U.S. GAAP	(30,597)	21,063	7,431	177,210
Total net cash settlements received (paid) on commodity derivatives during the period	10,454	(62,409)	14,797	(140,625)
Restructuring charges	7,781	-	7,781	-
Tax impact of adjustments above	-	-	-	-
Adjusted net income (loss) (1)	$(35,148)	$84,716	$(57,821)	$225,714
Adjusted net income (loss) per share, basic	$(0.38)	$0.93	$(0.63)	$2.48
Adjusted net income (loss) per share, diluted	$(0.38)	$0.92	$(0.63)	$2.46

(1)Adjusted Net Income (Loss) is a non-GAAP financial measure. Management believes it provides useful information to investors for analysis of Whiting’s fundamental business on a recurring basis.  In addition, management believes that Adjusted Net Income (Loss) is widely used by professional research analysts and others in valuation, comparison and investment recommendations of companies in the oil and gas exploration and production industry, and many investors use the published research of industry research analysts in making investment decisions.  Adjusted Net Income (Loss) should not be considered in isolation or as a substitute for net income, income from operations, net cash provided by operating activities or other income, cash flow or liquidity measures under U.S. GAAP and may not be comparable to other similarly titled measures of other companies.

WHITING PETROLEUM CORPORATION

Reconciliation of Net Cash Provided by Operating Activities to Discretionary Cash Flow

(in thousands)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2019	2018	2019	2018
Net cash provided by operating activities	$138,992	$263,756	$520,925	$807,036
Operating cash outflow for settlement of commodity derivative contract	-	-	-	61,036
Exploration	8,340	5,177	28,316	15,940
Changes in working capital	31,195	29,457	54,200	(25,022)
Discretionary cash flow (1)	$178,527	$298,390	$603,441	$858,990

(1)Discretionary cash flow is a non-GAAP measure.  Such measure is presented because management believes it provides useful information to investors for analysis of the Company’s ability to internally fund acquisitions, exploration and development.  Discretionary cash flow should not be considered in isolation or as a substitute for net income, income from operations, net cash provided by operating activities or other income, cash flow or liquidity measures under U.S. GAAP and may not be comparable to other similarly titled measures of other companies.

WHITING PETROLEUM CORPORATION

Reconciliation of Net Income (Loss) to Adjusted EBITDA and Adjusted EBITDAX

(in thousands)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2019	2018	2019	2018
Net income (loss)	$(19,067)	$121,400	$(93,679)	$138,532
Interest expense	48,447	48,328	145,274	149,558
Interest income	-	(6)	(2)	(737)
Income tax benefit	-	-	(1,373)	-
Depreciation, depletion and amortization	211,025	197,006	612,166	584,219
Amortization of deferred gain on sale	(2,266)	(2,870)	(6,963)	(8,699)
Total measure of derivative (gain) loss reported under U.S. GAAP	(30,597)	21,063	7,431	177,210
Total cash settlements received (paid) on commodity derivatives during the period, net of premiums/costs	10,454	(62,409)	14,797	(140,625)
Non-cash stock-based compensation	(3,531)	4,147	5,086	10,243
(Gain) loss on extinguishment of debt	(4,598)	-	(4,598)	31,968
Loss on sale of properties	595	230	1,681	1,716
Restructuring charges (1)	14,311	-	14,311	-
Adjusted EBITDA (2)	224,773	326,889	694,131	943,385
Exploration and impairment expense	10,890	11,030	44,045	39,012
Adjusted EBITDAX (2)	$235,663	$337,919	$738,176	$982,397

(1)   The restructuring charges for the three and nine months ended September 30, 2019 exclude forfeitures of $7 million related to non-cash stock-based compensation which are reflected in “non-cash stock-based compensation.”

(2) Adjusted EBITDA and Adjusted EBITDAX are non-GAAP measures.   Such measures are presented because management believes they provide useful information to investors for analysis of the Company’s ability to internally fund debt service, working capital requirements, acquisitions and exploration and development.  Adjusted EBITDA and Adjusted EBITDAX should not be considered in isolation or as a substitute for net income, income from operations, net cash provided by operating activities or other income, cash flow or liquidity measures under U.S. GAAP and may not be comparable to other similarly titled measures of other companies.

Conference Call

The Company’s management will host a conference call with investors, analysts and other interested parties on Wednesday, November 6, 2019 at 11:00 a.m. ET (10:00 a.m. CT, 9:00 a.m. MT) to discuss Whiting’s third quarter 2019 financial and operating results.  Participants are encouraged to pre-register for the conference call by clicking on the following link: http://dpregister.com/10136088.  Callers who pre-register will be given a unique telephone number and PIN to gain immediate access on the day of the call.

Those without internet access or unable to pre-register may join the live call by dialing: (877) 328-5506 (U.S.), (866) 450-4696 (Canada) or (412) 317-5422 (International) to be connected to the call.  Presentation slides will be available at http://www.whiting.com by clicking on the “Investor Relations” box on the menu and then on the link titled "Presentations & Events."

A telephonic replay will be available beginning one to two hours after the call on Wednesday, November 6, 2019 and continuing through Wednesday, November 13, 2019.  You may access this replay at (877) 344-7529 (U.S.), (855) 669-9658 (Canada) or (412) 317-0088 (International) and enter the replay access code 10136088.  You may also access a web archive at http://www.whiting.com beginning one to two hours after the conference call.

About Whiting Petroleum Corporation

Whiting Petroleum Corporation, a Delaware corporation, is an independent oil and gas company that develops, produces, acquires and explores for crude oil, natural gas and natural gas liquids primarily in the Rocky Mountains region of the United States.  The Company’s largest projects are in the Bakken and Three Forks plays in North Dakota and Montana and the Niobrara play in northeast Colorado.  The Company trades publicly under the symbol WLL on the New York Stock Exchange.  For further information, please visit http://www.whiting.com.

Forward-Looking Statements

This news release contains statements that we believe to be “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  All statements other than historical facts, including, without limitation, statements regarding our future financial position, business strategy, projected revenues, earnings, costs, capital expenditures and debt levels, and plans and objectives of management for future operations, are forward-looking statements.  When used in this news release, words such as we “expect,” “intend,” “plan,” “estimate,” “anticipate,” “believe” or “should” or the negative thereof or variations thereon or similar terminology are generally intended to identify forward-looking statements.  Such forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in, or implied by, such statements.

These risks and uncertainties include, but are not limited to: declines in or extended periods of low oil, NGL or natural gas prices; our level of success in exploration, development and production activities; risks related to our level of indebtedness, ability to comply with debt covenants and periodic redeterminations of the borrowing base under our credit agreement; the geographic concentration of our operations; the ability to achieve the benefits of our organizational redesign and cost reduction strategy; impacts to financial statements as a result of impairment write-downs; federal and state initiatives relating to the regulation of hydraulic fracturing and air emissions; revisions to reserve estimates as a result of changes in commodity prices, regulation and other factors; adverse weather conditions that may negatively impact development or production activities; the timing of our exploration and development expenditures; inaccuracies of our reserve estimates or our assumptions underlying them; risks relating to any unforeseen liabilities of ours; our ability to generate sufficient cash flows from operations to meet the internally funded portion of our capital expenditures budget; our ability to obtain external capital to finance exploration and development operations; our ability to successfully complete asset dispositions and the risks related thereto; unforeseen underperformance of or liabilities associated with acquired properties; the impacts of hedging on our results of operations; failure of our properties to yield oil or gas in commercially viable quantities; availability of, and risks associated with, transport of oil and gas; our ability to drill producing wells on undeveloped acreage prior to its lease expiration; shortages of or delays in obtaining qualified personnel or equipment, including drilling rigs and completion services; uninsured or underinsured losses resulting from our oil and gas operations; our inability to access oil and gas markets due to market conditions or operational impediments; the impact and costs of compliance with laws and regulations governing our oil and gas operations; the potential impact of changes in laws that could have a negative effect on the oil and gas industry; our ability to replace our oil and natural gas reserves; negative impacts from litigation and legal proceedings; any loss of our senior management or technical personnel; competition in the oil and gas industry; cyber security attacks or failures of our telecommunication systems; and other risks described under the caption “Risk Factors” in Item 1A of our Annual Report on Form 10-K for the period ended December 31, 2018.   We assume no obligation, and disclaim any duty, to update the forward-looking statements in this news release.

Readers are cautioned that initial production rates are subject to decline over time and should not be regarded as reflective of sustained production levels.  In particular, production from horizontal drilling in shale oil and natural gas resource plays and tight natural gas plays that are stimulated with extensive pressure fracturing are typically characterized by significant early declines in production rates.